EXHIBIT 99.1

Duos Technologies Group Reports Third Quarter and Nine Month 2021 Results

JACKSONVILLE, FL / ACCESSWIRE / November 15, 2021 / Duos Technologies Group, Inc. ("Duos" or the "Company") (Nasdaq:DUOT), a provider of vision based analytical technology solutions, reported financial results for the third quarter and nine months ended September 30, 2021.

Third Quarter 2021 and Recent Operational Highlights

  Received "Notice to Proceed" on a significant upgrade for two Railcar Inspection Portals (rip®) with an existing Class I rail operator customer. This upgrade is being provided in connection with a larger overall contract, which includes complete North American service, support, maintenance, and spare components sourcing for the seven (7) portals currently in operation for the customer. The services contract will be recognized as recurring revenue through 2022.

  Received an order for an Automated Pantograph Inspection System, or apis®, to be installed at a transit system based in Canada.

  Elected new independent board member Craig Nixon at the Company's Annual Shareholder Meeting in July. A retired high-ranking military officer with extensive, recent experience in technology consulting with several prominent Silicon Valley companies, Nixon is ideally suited to help lead Duos towards excellence in operations and strategic planning.

  In November, Duos will be consolidating operations across the company into a single location. In addition to creating a more collaborative working environment, the new facility will have sufficient space for the Company's anticipated expansion over the next 12 months.

  Awarded Patent No. 11172107 from the USPTO for "Optical Path Alignment Guide." The new patent is in concert with the Company's strategic focus on visual analysis technology for moving objects.

  Continued marketing partnership with NVIDIA, which featured Duos in a recent Blog published on their corporate website: Duos Technologies Uses AI-Powered Inspection to Help Railway Operators Stay on Track.

Third Quarter 2021 Financial Results

It should be noted that the following Financial Results represent the consolidation of the Company with its subsidiaries Duos Technologies, Inc. and truevue360™.

Total revenue for the third quarter increased 36% to $1.74 million compared to $1.28 million in the same period last year. This was the aggregate of about $1.15 million for technology systems and $587,000 in recurring services and consulting revenue. The increase in total revenue was the result of progress in new installations in the technology systems portion of the business, following the receipt of an anticipated "notice to proceed" on a significant upgrade to two key installations. Some of that revenue was recognized during the quarter resulting in a 58% increase in technology systems revenues in comparison to the equivalent quarter a year ago. However, certain installations may produce revenues towards the end of the year, some of which may ultimately be recorded in 2022 as a result of supply chain delays.

Cost of revenues increased 83% to $2.80 million compared to $1.53 million in the same period last year. Cost of revenues on technology systems increased during the period, compared to the equivalent period in 2020, by a greater amount than the increase in revenues. The increase is primarily due to the additional work required to resolve previously identified quality issues, most of which are now resolved, as well as an increase in cost related to the deployment of an undercarriage technology. The Company expects costs to be lower going forward as a percentage of the overall system price. Cost of revenues decreased for services and consulting, which comprises equipment, labor and overhead necessary to support the implementation of new systems for support and maintenance of existing systems. The decrease was due to lower costs in servicing clients as well as the elimination of certain costs related to the IT Asset Management business that were recorded in the equivalent period.

Gross margin totaled $(1.06) million compared to $(247,000) in the same period last year. The decrease in gross margin was driven by higher costs as the result of additional work being necessary on certain of the Company's installations to resolve newly identified quality issues which are now mostly resolved as well as higher costs of materials due to supply chain disruptions. There was also a significant increase in cost related to the new deployment of an undercarriage technology. These higher costs are anticipated to be offset in the fourth quarter and beyond by higher revenues with the net result being a move to a positive gross margin as the business expands. The Company anticipates an improvement in the overall gross margin for the full year reporting in 2021, with much of the improvement coming in the fourth quarter.

Operating expenses decreased 44% to $1.38 million from $2.46 million in the same period last year. The decrease in operating expenses was primarily driven by a substantial decrease in overall administration costs, offset by increases in sales and marketing as well as research and development.

Net loss totaled $2.45 million compared to net loss of $2.71 million in the same period last year. The improvement in net loss was primarily attributable to the increase in revenue noted previously.

Cash and cash equivalents at quarter-end totaled $2.26 million, compared to $3.97 million at December 31, 2020.

Nine Month 2021 Financial Results

Total revenue increased 7% to $4.54 million from $4.26 million in the same period last year. This was the aggregate of about $2.74 million for technology systems and $1.8 million in recurring services revenue. The increase in total revenue was driven by new revenues being recorded after delays in receiving "notices to proceed" for anticipated new contracts earlier in the year pushed delivery dates into the second half of this year. There was a slight decrease in revenue from technology systems which was more than offset by the increase in services and consulting revenue. The Company is focusing on increasing its business from recurring revenue services and the increase is as the result of new contracts for existing and new systems. This trend is expected to continue into 2022.

Cost of revenues increased 55% to $7.72 million from $4.97 million in the same period last year. The increase was driven by increased costs of deployment related to certain installations where new technologies were being deployed for the first time. Costs for services and consulting increased at a proportionate, albeit slightly slower rate, than the increase in revenues, and this trend is expected to continue as certain economies of scale become evident late in the year and continue into 2022. Overhead more than doubled for the period reflecting higher costs for staffing current and anticipated projects although this rate of increase is expected to flatten in the fourth quarter of 2021 and beyond.

Gross margin decreased to $(3.18) million from $(715,000) in the same period last year. The decrease in gross margin was the result higher costs and certain delays related to supply chain issues. In addition, there were costs involving the Company's revamping of its operations to support an anticipated increase in the number of new systems going forward. The Company anticipates an improvement in the overall gross margin for the full year reporting in 2021, with much of those improvements expected in the fourth quarter.

Operating expenses decreased 27% to $4.04 million from $5.51 million in the same period last year. The decrease in operating expenses can be attributed to decreases in administration costs, offset by an increase in sales and marketing and research and development.

Net loss totaled $5.81 million compared to a net loss of $6.32 million in the same period last year. The improvement in net loss was primarily attributable to the impact of the Cares Act PPP loan forgiveness and the effect of lower operating expenses during the 2021 nine-month period compared to the prior year.

Financial Outlook

For the fiscal year ending December 31, 2021, the Company expects total revenue of approximately $8.0 million to $9.0 million. The Company's guidance is based on contracts in backlog and near-term pending orders that are already performing or were scheduled to be executed by the fourth quarter of 2021. Management also expects its operations to achieve close to breakeven for the last quarter of 2021 with an expected improved cash liquidity position by year end based on anticipated orders. Although uncertainties continue in the macro-economic climate, management believes that 2022 will yield a much stronger financial performance for revenue and be profitable for the fiscal year.

Management Commentary

"This quarter's return to growth was an encouraging step in the right direction while we position ourselves to meet an increasing pipeline of large contract opportunities in the coming months," said Duos Chief Executive Officer Chuck Ferry. "During the third quarter, we continued to improve our internal processes, strengthen our current solutions and invest in our technology capabilities, all of which have our company in its strongest-ever position operationally. More specifically, we've made meaningful improvements to how we execute our manufacturing, including instituting more rigorous quality controls and in-house testing prior to equipment being shipped. We've also upgraded our overall product portfolio and devoted additional resources to our artificial intelligence division, including the hiring of additional internal staff and subject matter experts. To reliably execute on the increasing order flow, we will be deploying more working capital toward pre-procuring inventory to mitigate potential supply shortages. While our vision for a self-sustaining, recurring revenue-first business has yet to materialize, we remain confident in our ability to meet our near-term financial targets. Longer term, we believe the initial progress we're seeing today supports our approach and underlies a greater opportunity ahead."

Conference Call

The Company's management will host a conference call today, Monday, November 15, 2021, at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss these results, followed by a question and answer period.

Date: Monday, November 15, 2021

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

U.S. dial-in: 877-407-3088

International dial-in: 201-389-0927

Confirmation: 13724722

Please call the conference telephone number 5-10 minutes prior to the start time of the conference call. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 949-574-3860.

The conference call will be broadcasted live via telephone and available for online replay via the investor section of the Company's website here.

About Duos Technologies Group, Inc.

Duos Technologies Group, Inc. (NASDAQ:DUOT), based in Jacksonville, Florida, through its wholly owned subsidiary, Duos Technologies, Inc., designs, develops, deploys and operates intelligent vision based technology solutions supporting rail, logistics, intermodal and Government customers that streamline operations, improve safety and reduce costs. The Company provides cutting edge solutions that automate the mechanical and security inspection of fast moving trains, trucks and automobiles through a broad range of proprietary hardware, software, information technology and artificial intelligence. For more information, visit www.duostech.com.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things our plans, strategies and prospects -- both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. We do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law. All forward-looking statements attributable to Duos Technologies Group, Inc. or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.

Contacts

Corporate

Fei Kwong

Duos Technologies Group, Inc. (Nasdaq: DUOT)

904-652-1625

fk@duostech.com

Investor Relations

Matt Glover or Tom Colton

Gateway Investor Relations

949-574-3860

DUOT@gatewayIR.com

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020

REVENUES:
Technology systems	$1,153,150	$729,231	$2,743,849	$2,840,538
Services and consulting	587,307	552,718	1,800,030	1,414,498

Total Revenues	1,740,457	1,281,949	4,543,879	4,255,036

COST OF REVENUES:
Technology systems	1,869,812	976,121	4,979,667	3,390,211
Services and consulting	277,054	319,334	986,757	827,532
Overhead	657,907	233,597	1,754,731	752,421

Total Cost of Revenues	2,804,773	1,529,052	7,721,155	4,970,164

GROSS MARGIN	(1,064,316)	(247,103)	(3,177,276)	(715,128)

OPERATING EXPENSES:
Sales & marketing	361,820	173,197	1,024,872	435,522
Research & development	57,000	21,583	197,164	77,179
Administration	963,357	2,264,960	2,817,949	4,993,985

Total Operating Expenses	1,382,177	2,459,740	4,039,985	5,506,686

LOSS FROM OPERATIONS	(2,446,493)	(2,706,843)	(7,217,261)	(6,221,814)

OTHER INCOME (EXPENSES):
Interest expense	(4,819)	(6,260)	(16,580)	(133,435)
Other income, net	875	4,524	1,424,501	33,732

Total Other Income (Expenses)	(3,944)	(1,736)	1,407,921	(99,703)

NET LOSS	$(2,450,437)	$(2,708,579)	$(5,809,340)	$(6,321,517)

Basic & Diluted Net Loss Per Share	$(0.68)	$(0.77)	$(1.63)	$(1.95)

Weighted Average Shares-Basic & Diluted	3,588,381	3,528,128	3,559,340	3,247,954

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

 (Unaudited)

	September 30,	December 31,
	2021	2020
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$2,257,971	$3,969,100
Accounts receivable, net	384,654	1,244,876
Contract assets	249,870	102,458
Prepaid expenses and other current assets	644,878	486,626

Total Current Assets	3,537,373	5,803,060

Property and equipment, net	368,327	342,180
Operating lease right of use asset, net	22,930	196,144
Security deposit	600,000	—

OTHER ASSETS:
Patents and trademarks, net	67,824	64,415
Total Other Assets	67,824	64,415

TOTAL ASSETS	$4,596,454	$6,405,799

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$978,170	$599,317
Accounts payable - related parties	—	7,700
Notes payable - financing agreements	54,953	42,942
Payroll taxes payable	—	3,146
Accrued expenses	1,191,567	1,038,092
Current portion - equipment financing agreements	92,700	89,620
Current portion - operating lease obligations	23,333	202,797
Current portion - PPP loan	—	627,465
Contract liabilities	449,496	709,553
Deferred revenue	907,154	315,370

Total Current Liabilities	3,697,373	3,636,002

Equipment financing payable, less current portion	33,860	103,184
PPP loan, less current portion	—	782,805

Total Liabilities	3,731,233	4,521,991

Commitments and Contingencies (Note 5)

STOCKHOLDERS' EQUITY:
Preferred stock: $0.001 par value, 10,000,000 authorized, 9,480,000 shares available to be designated	—	—
Series A redeemable convertible preferred stock, $10 stated value per share,500,000 shares designated; 0 issued and outstanding at September 30, 2021 and December 31, 2020, convertible into common stock at $6.30 per share	—	—
Series B convertible preferred stock, $1,000 stated value per share, 15,000 shares designated; 1,705 and 1,705 issued and outstanding at September 30, 2021 and December 31, 2020, convertible into common stock at $7 per share	1,705,000	1,705,000
Series C convertible preferred stock, $1,000 stated value per share, 5,000 shares designated; 4,500 issued and outstanding at September 30, 2021 and 0 issued and outstanding at December 31, 2020, convertible into common stock at $5.50 per share	4,500,000	—
Common stock: $0.001 par value; 500,000,000 shares authorized, 3,612,125 and 3,535,339 shares issued, 3,610,801 and 3,534,015 shares outstanding at September 30, 2021 and December 31, 2020, respectively	3,612	3,536
Additional paid-in-capital	40,111,551	39,820,874
Total stock & paid-in-capital	46,320,163	41,529,410
Accumulated deficit	(45,297,490)	(39,488,150)
Sub-total	1,022,673	2,041,260
Less: Treasury stock (1,324 shares of common stock at September 30, 2021 and December 31, 2020)	(157,452)	(157,452)
Total Stockholders' Equity	865,221	1,883,808

Total Liabilities and Stockholders' Equity	$4,596,454	$6,405,799

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended
	September 30,
	2021	2020

Cash from operating activities:
Net loss	$(5,809,340)	$(6,321,517)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	281,220	159,121
Stock based compensation	215,753	261,761
Stock issued for services	75,000	—
Modification of employee stock options	—	102,800
PPP loan forgiveness including accrued interest	(1,421,577)	—
Interest expense related to debt discounts	—	94,627
Bad debt expense	76,046	—
Changes in assets and liabilities:
Accounts receivable	631,948	1,271,822
Contract assets	(147,412)	1,191,685
Prepaid expenses and other current assets	264,878	331,456
Operating lease right of use asset	173,214	172,778
Security deposit	(600,000)	—
Accounts payable	378,853	(1,938,824)
Accounts payable-related party	(7,700)	(4,841)
Payroll taxes payable	(3,146)	(111,965)
Accrued expenses	164,782	648,625
Operating lease obligation	(179,464)	(176,345)
Contract liabilities	(207,507)	324,090
Deferred revenue	591,784	(229,184)

Net cash used in operating activities	(5,522,668)	(4,223,911)

Cash flows from investing activities:
Purchase of patents/trademarks	(7,435)	(8,185)
Purchase of fixed assets	(303,341)	(216,401)

Net cash used in investing activities	(310,776)	(224,586)

Cash flows from financing activities:
Repayments of line of credit	—	(27,615)
Repayments of insurance and equipment financing	(311,442)	(204,659)
Repayment of finance lease	(66,243)	(42,046)
Repayment of notes payable	—	(1,000,000)
Proceeds from PPP loan	—	1,410,270
Proceeds from equipment financing	—	121,637
Proceeds from common stock issued	—	9,253,128
Issuance cost	—	(1,001,885)
Proceeds from preferred stock issued	4,500,000	—

Net cash provided by financing activities	4,122,315	8,508,830

Net (decrease) increase in cash	(1,711,129)	4,060,333
Cash, beginning of period	3,969,100	56,249
Cash, end of period	$2,257,971	$4,116,582

Supplemental Disclosure of Cash Flow Information:
Interest paid	$25,678	$32,768

Supplemental Non-Cash Investing and Financing Activities:
Common stock issued for accrued BOD fees	$—	$52,500
Lease right of use asset and liability	$—	$644,245
Notes issued for financing of insurance premiums	$323,452	$233,350